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                                PROMISSORY NOTE


$2,243,670                                                   FEBRUARY 10 , 1999
                                                      Thousand Oaks, California

          FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of WellPoint Health Networks Inc. (the "Company"), at its principal offices at 120 South Via Merida, Thousand Oaks, California 91362, the principal sum of Two Million, Two Hundred Forty-Three Thousand, Six Hundred and Seventy Dollars ($2,243,670), upon the terms and conditions specified below.

          1. PRINCIPAL. The entire principal balance of this Note shall become due and payable in one lump sum on February 10, 2003. Upon mutual agreement between Maker and the Company, the term of this Note shall be extended by an additional twelve (12) months.

          2. INTEREST. No interest shall accrue under the Note while Maker continues in employment with the Company. However, Maker shall be responsible for the payment of all federal and state income and employment taxes attributable to the compensation income imputed to Maker during the period this Note remains interest free.

               Upon Maker's cessation of employment with the Company, interest shall accrue on the unpaid balance of this Note until paid at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of compensation income to Maker under the federal tax laws.

          3. APPLICATION OF PAYMENT. Payment shall be made in lawful tender of the United States and shall be applied first to any accrued and unpaid interest on this Note and the balance to principal. Prepayment of the principal balance of this Note, together with any accrued and unpaid interest, may be made in whole or in part at any time without penalty.

          4. EVENTS OF ACCELERATION. Subject to Section 9 hereof, the entire unpaid principal sum of this Note shall become immediately due and payable upon one or more of the following events:

          A. the failure of Maker to pay any installment of accrued interest when due and the continuation of such default for thirty (30) days, or

          B. the date Maker ceases employment with the Company for any reason, or

          C. the insolvency of Maker, the commission of any act of bankruptcy by Maker, the execution by Maker of a general assignment for the benefit of creditors, the filing by or against Maker of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of Maker, or the attachment of or execution against any property or assets of Maker.

          5. EMPLOYMENT REQUIREMENT. The benefits of the interest arrangements under this Note are not transferable by Maker and are conditioned on the future performance of substantial services

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by Maker.  For purposes of this Note, Maker shall be considered to remain in the employment of the Company for so long as Maker renders services as a full-time employee of the Company or one or more of its 50%-or-more owned (directly or indirectly) subsidiaries.

          6. COLLECTION. If action is instituted to collect this Note, Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

          7. WAIVER. No previous waiver and no failure or delay by the Company in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note or the obligations secured thereby. A waiver of any term of this Note or of any of the obligations secured thereby must be made in writing and shall be limited to the express terms of such waiver.

               Maker hereby waives presentment, demand for payment, notice of dishonor, default or delinquency, notice of acceleration, notice of protest and non-payment, notice of costs, expenses or losses and interest thereon, notice of interest on interest, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

          8. CONFLICTING AGREEMENTS. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

          9. LOAN FORGIVENESS. The principal balance of this Note shall be subject to forgiveness as follows: If Maker continues in employment with the Company through February 10, 2003, then (i) Fifty Percent (50%) of the principal balance shall be forgiven on such date and (ii) an additional Twenty-Five Percent (25%) of the principal balance shall be forgiven if the Fair Market Value (as defined herein) of one share of the Company's common stock (the "Common Stock") on that date is equal to or greater than $103.494 or the remaining Fifty Percent (50%) of the principal balance shall be forgiven if the Fair Market Value of one share of Common Stock on that date is equal to or greater than $123.634. In addition, the entire outstanding principal balance of this Note shall be forgiven upon (i) Maker's termination of employment with the Company prior to the end of the term of the Note by reason of death, disability (as provided in Section 7.c of the Employment Agreement dated as of February 10, 1999 by and between Maker and the Company (the "Employment Agreement"), involuntary termination without cause (as provided in Section 7.e of the Employment Agreement) or Constructive Termination (as defined in the Employment Agreement) or (ii) a Change in Control (as defined in the Special Executive Retirement Plan established by the Company to benefit Maker, as amended and restated effective February 10,
1999). Maker shall, however, be responsible for the payment of all income and employment withholding taxes applicable to any such forgiveness and shall make appropriate arrangements with the Company for the satisfaction of such tax liability. For purposes of this Note, the "Fair Market Value" of the Common Stock as of a certain date shall equal the average of the 10 highest closing trading prices of the Common Stock on the New York Stock Exchange (or such other exchange or trading market on which the Common Stock is then included) during the 60 business days immediately preceding such date.

          10. GOVERNING LAW. This Note shall be construed in accordance with the laws of the State of California, without reference to the conflict-of-law provisions thereof.


                          /s/ Leonard D. Schaeffer
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                        MAKER:  LEONARD D. SCHAEFFER



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